Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-160076 on Form S-3 of our report dated June 23, 2011, relating to the consolidated financial statements and financial statement schedule of Flow International Corporation and subsidiaries and the effectiveness of Flow International Corporation and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Flow International Corporation and subsidiaries for the year ended April 30, 2011.

/s/ Deloitte & Touche LLP

Seattle, Washington
June 23, 2011